                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13D
                              (Amendment No. 3)*


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            MAI SYSTEMS CORPORATION
                            -----------------------
                               (Name of Issuer)

                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)

                                  552620 20 5
                                  -----------
                                (CUSIP Number)

                              GARY J. COHEN, ESQ.
                                SIDLEY & AUSTIN
                             555 WEST FIFTH STREET
                       LOS ANGELES, CALIFORNIA 90013-1010
                                (213) 896-6013
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                              SEPTEMBER 18, 1997
                              ------------------
            (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person; (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.



                         (Continued on following pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CANPARTNERS INCORPORATED

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,643,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              1,643,000

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (2 of 13 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CPI SECURITIES L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            131,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              131,500

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (3 of 13 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      THE VALUE REALIZATION FUND, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            721,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              721,500

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (4 of 13 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      THE CANYON VALUE REALIZATION FUND (CANYMAN), LTD.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      CAYMAN ISLANDS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            667,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              667,500

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (5 of 13 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      GRS PARTNERS II

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      ILLINOIS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            122,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              122,500

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (6 of 13 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 7 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      MITCHELL R. JULIS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF; PF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,663,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              1,663,000

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (7 of 13 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 8 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      JOSHUA S. FRIEDMAN

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF; PF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,663,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              1,663,000

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (8 of 13 Pages)

-----------------------                                  ---------------------
  CUSIP NO. 552620 20 5                 13D                PAGE 9 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      R. CHRISTIAN B. EVENSEN

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF; PF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                         [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,653,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     9
      PERSON              1,653,000

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                    10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,705,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
12
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      18.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                (9 of 13 Pages)

     This Amendment No. 3 ("Amendment") relates to the Statement on Schedule 13D, dated April 19, 1996, as amended by Amendment No. 1 ("Amendment 1"), dated February 18, 1997 and Amendment No. 2, dated March 6, 1997, filed with the Securities and Exchange Commission on behalf of CPI Securities L.P., a California limited partnership ("CPI"), Canpartners Incorporated, a California corporation ("Canpartners"), The Value Realization Fund, L.P., a Delaware limited partnership ("VRF"), The Canyon Value Realization Fund (Cayman), Ltd., a Cayman Islands corporation ("CVRFC"), GRS Partners II, an Illinois general partnership ("GRS") and Messrs. Julis, Evensen, and Friedman (they, together with CPI, Canpartners, VRF, CVRFC and GRS, the "Reporting Persons") with respect to the common stock, par value $0.01 per share ("Common Stock"), of MAI Systems Corporation, a Delaware corporation ("MAI").


     Item 3 is hereby amended to read in its entirety as follows:

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     On September 18, 1997, the exercise price of the warrants (as defined in Item 4) to purchase shares of Common Stock, was reduced from $8.00 per share to $3.04 per share and the Reporting Persons exercised their right to purchase an aggregate number of 750,000 shares of Common Stock for an aggregate consideration of $2,280,000. The share of the purchase price for each Reporting Person is set forth below:

                                                                 NUMBER        AGGREGATE
                                                                OF SHARES       PURCHASE
REPORTING PERSON                                                ACQUIRED         PRICE

          CPI Securities L.P.................................      37,500      $  114,000
          The Value Realization Fund, L.P....................     337,500       1,026,000
          The Canyon Value Realization Fund (Cayman), Ltd....     337,500       1,026,000
          GRS Partners II....................................      37,000         114,000

The purchase of the Common Stock was effectuated by reducing the principal of notes (as defined in Item 4) held by Reporting Persons by $750,000 plus accrued interest of $27,500 with the remainder of $1,502,500 provided by the working capital of each of the entities.

     Item 4 is hereby amended to read in its entirety as follows:

ITEM 4.   PURPOSE OF TRANSACTION.

     The shares of Common Stock were purchased for investment purposes only. The Common Stock was purchased by exercising warrants obtained pursuant to a warrant agreement, dated as of March 3, 1997, between the Reporting Persons and MAI, a representative copy of which was attached as Exhibit D to Amendment 1, whereby the Reporting Persons had a right to purchase 750,000 shares of Common
Stock.   $777,500 of the exercise price was provided by the

                               (10 of 13 Pages)
application of $750,000 of principal, plus $27,500 in accrued interest, from the Reporting Persons' subordinated notes due 2004, a representative copy of which was attached as Exhibit C to Amendment 1.

     Item 5 is hereby amended in its entirety to read as follows:

ITEM 5.   INTEREST IN SECURITIES OF ISSUER.

     (a) As of the date hereof, each of the Reporting Persons, acting as a group within the meaning of Section 13(d)(3) of the Act, was the beneficial owner of an aggregate of 1,705,000 shares of Common Stock of MAI (including 9,464,685 shares of Common Stock the Reporting Persons acquired upon exercise of the warrants), which constituted approximately 18.0% of the 8,714,685 shares of Common Stock outstanding as of June 30, 1997 (as reported in MAI's Quarterly Report on Form 10Q for the quarter ended June 30, 1997) plus 750,000 shares issued upon exercise of the warrants.

     (b) With respect to the 37,500 shares of Common Stock acquired by CPI, CPI exercises both voting and dispositive power and since CPI is controlled by Canpartners, Canpartners exercises both voting and dispositive power with respect to such shares. With respect to the 337,500 shares of Common Stock acquired by VRF, VRF exercises both voting and dispositive power with respect to such shares and since VRF is ultimately controlled by Canpartners, Canpartners exercises both voting and dispositive power with respect to such shares. With respect to the 337,500 shares of Common Stock acquired by CVRFC, CVRFC exercises both voting and dispositive power and since the account of CVRFC is managed by CCM which is ultimately controlled by Canpartners, Canpartners exercises both voting and dispositive power with respect to such shares. With respect to the 37,500 shares of Common Stock acquired by GRS, GRS exercises both voting and dispositive power and since the account of GRS is managed by CCM which is ultimately controlled by Canpartners, Canpartners exercises both voting and dispositive power with respect to such shares. Canpartners is, in turn, controlled by Messrs. Evensen, Friedman, and Julis and each of these Reporting Persons therefore exercises both voting and dispositive power with respect to the shares of Common Stock acquired by CPI, VRF, CVRFC and GRS. Each of the Reporting Persons who is an individual exercises both voting and dispositive power over the shares of Common Stock acquired by them. Except as set forth in this Item 5(b), none of the Reporting Persons has voting or dispositive power over another Reporting Person's share of Common Stock.

     (c) Item 3 above sets forth by Reporting Persons the amount of shares which each Reporting Person has acquired after exercising the warrants and the aggregate purchase price of such shares. All of the transactions reflected in
Item 3 above were effectuated on September 18, 1997. None of the Reporting Persons have effected any other transaction in the Common Stock in the past 60 days.

     (d) No persons other than the Reporting Persons, each with respect to the shares of Common Stock which they have acquired upon exercising the warrants, have the right to receive

                               (11 of 13 Pages)
or power to direct receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock.

     (e)  N/A.

     Item 7 is hereby amended to incorporate the following Exhibit F.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

     Exhibit F:     Repricing of Warrants letter dated September 12, 1997.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             CPI SECURITIES L.P.
                             By: Canpartners Incorporated, its General Partner


                             By: /s/ R. Christian B. Evensen
                                __________________________________________
                                R. Christian B. Evensen, President


                             CANPARTNERS INCORPORATED


                             By: /s/ R. Christian B. Evensen
                                __________________________________________
                                R. Christian B. Evensen, President


                             THE VALUE REALIZATION FUND, L.P.
                             By: Canpartners Investments III, L.P., its General
                                 Partner
                             By: Canyon Capital Management, L.P., its General
                                 Partner
                             By: Canpartners Incorporated, its General Partner


                             By: /s/ R. Christian B. Evensen
                                __________________________________________
                                R. Christian B. Evensen, President

                               (12 of 13 Pages)

                             THE CANYON VALUE REALIZATION FUND (CAYMAN), LTD.


                             By: /s/ R.H. Hanson
                                _______________________________
                                R.H. Hanson, Director


                             GRS PARTNERS II
                             By: Grosvenor Capital Management, L.P., its
                                 Administrator
                             By: Grosvenor Capital Management, Inc., its General
                                 Partner


                             By: /s/ Michael J. Sacks
                                _______________________________________
                                  Michael J. Sacks, Vice President

                             INDIVIDUALLY,

                              /s/ Mitchell R. Julis
                             __________________________________________
                                Mitchell R. Julis


                              /s/ Joshua S. Friedman
                             __________________________________________
                                Joshua S. Friedman


                              /s/ R. Christian B. Evensen
                             __________________________________________
                                R. Christian B. Evensen

                                (13 of 13 Pages)